Exhibit 10.12

Consulting Agreement

May 31, 2013

William Beifuss
1205 Petersen Avenue
Solvang, CA 93463

Re:  Consulting Agreement

Dear Mr. Beifuss:

This document serves as a letter agreement (the “Agreement”) for the consulting relationship between Carbon Sciences Inc. (the “Company”) and you (the “Consultant”).

Section 1.                      Services to Be Rendered

The Company is currently developing a Gas-to-Liquids (GTL) plant.  Consultant will provide unlimited advice to the Company regarding various aspects of the Company’s business including, but not limited to, development issues, business strategy and operations (the “Services”).

Section 2.                     Term and Compensation

(a) The Consultant shall provide services to the Company beginning on May 31, 2013.

(b)  In  exchange  for  the  Services  listed  in  Section  1,  the  Consultant  shall  receive  from  the Company a fee of $5,000.00 per month.

(c) Either party may terminate this Agreement with a 30-day prior written notice.

Section 3.      Reimbursement of Expenses

The Company shall reimburse Consultant for authorized expenses incurred by Consultant in the performance of his duties, provided that such expenses are reasonable in amount, incurred for the benefit of  the  Company,  and  are  supported  by  itemized  accountings  and  expense  receipts  submitted  to  the Company prior to any reimbursement.

Section 4.        Confidentiality

Consultant shall hold in confidence and not disclose to any person or party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Consultant has, or is given (or has had or been given), access as a result of this engagement and the relationship between the Company and Consultant without appropriate protective treatment of the applicable Confidential Information prior to its disclosure.  Section 4 of this Agreement shall survive the termination of this Agreement.

Section 5.                      Ownership

Consultant agrees that all ideas, concepts and designs related to the Technology (“Intellectual Property) as a result of this Agreement shall be the sole the property of the Company.  Consultant hereby assign to the Company all of his right, title and interest in any such Intellectual Property, and execute, acknowledge  and  deliver  such  instruments  as are  necessary  to confirm  the  ownership  thereof  by the Company.

Section 6.                      Independent Contractor

(a)  Consultant acknowledges that in performing Services pursuant to this Agreement, Consultant (a) shall be an independent contractor and not an employee of the Company, (b) shall not be entitled to participate in any fringe benefit programs established by the Company for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold the Company free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the Company to Consultant pursuant to this Agreement.

Section 7.                      General Provisions

(a) This Agreement represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding  the  subject  matter  hereof,  and  (ii)  may  not  be  modified  or  amended,  except  by  a  written instrument, executed by the party against whom enforcement of such amendment may be sought.

(b) This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to choice of law rules or the principles of conflict of laws. Venue for any action brought  regarding  the interpretation  or enforcement  of this engagement  shall lie exclusively  in Santa Barbara County, California.

Please confirm the foregoing is in accordance with your understandings and agreements with the Company by signing below. Accepted and agreed as of the date first written above;

COMPANY	CONSULTANT
Carbon Sciences, Inc.

_________________________ Byron H. Elton, CEO	_________________________ William Beifuss

Mailing Address:	Mailing Address:
5511-C Ekwill St.	1205 Petersen Avenue
Santa Barbara, CA 93111	Solvang, CA 93463